                                                                   EXHIBIT 10.40

                                                                          [LOGO]
                                                           CARVILL AMERICA, INC.
                                                         The Pinnacle, Suite 375
                                                         3455 Peachtree Road, NE
                                                          Atlanta, Georgia 30326
                                                         Telephone: 404-475-0314
                                                         Toll Free: 877-309-8990
                                                         Facsimile: 404-475-0439


TITLE                               EXCESS CESSION REINSURANCE CONTRACT

BETWEEN DARWIN NATIONAL ASSURANCE COMPANY, DARWIN SELECT INSURANCE COMPANY, CAPITOL INDEMNITY CORPORATION, CAPITOL SPECIALTY INSURANCE CORPORATION, PLATTE RIVER INSURANCE COMPANY AND/OR ANY OTHER ASSOCIATED, AFFILIATED OR SUBSIDIARY COMPANIES OF ALLEGHANY INSURANCE HOLDING LLC, BUT ONLY IN RESPECT OF BUSINESS UNDERWRITTEN BY DARWIN PROFESSIONAL UNDERWRITERS, INC.

                                    AND

                                    THE REINSURERS SIGNATORY HERETO

COMMENCING                          SEPTEMBER 1, 2005

U.S. CLASSIFICATION                 U.S. REINSURANCE

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CONTENTS

   PREAMBLE              IDENTITY OF PARTIES
   ARTICLE 1             BUSINESS REINSURED
   ARTICLE 2             EXCLUSIONS
   ARTICLE 3             COVER, LIMIT AND RETENTION
   ARTICLE 4             TERRITORIAL SCOPE
   ARTICLE 5             PERIOD
   ARTICLE 6             SPECIAL TERMINATION CLAUSE
   ARTICLE 7             FOLLOW THE FORTUNES
   ARTICLE 8             EXCESS OF ORIGINAL POLICY LIMITS
   ARTICLE 9             EXTRA-CONTRACTUAL OBLIGATIONS
   ARTICLE 10            PREMIUM
   ARTICLE 11            CEDING COMMISSION
   ARTICLE 12            ACCOUNTS AND REPORTS
   ARTICLE 13            NOTICE OF LOSS AND LOSS SETTLEMENTS
   ARTICLE 14            INTEREST PENALTY
   ARTICLE 15            UNEARNED PREMIUM AND LOSS RESERVES
   ARTICLE 16            CURRENCY
   ARTICLE 17            TAX PROVISIONS
   ARTICLE 18            INSOLVENCY OF THE REASSURED
   ARTICLE 19            OFFSET
   ARTICLE 20            DELAYS, ERRORS AND OMISSIONS
   ARTICLE 21            AMENDMENTS AND ALTERATIONS
   ARTICLE 22            ACCESS TO RECORDS AND CLAIMS REVIEW
   ARTICLE 23            ARBITRATION
   ARTICLE 24            SERVICE OF SUIT
   ARTICLE 25            CONFIDENTIALITY
   ARTICLE 26            REGULATORY COMPLIANCE
   ARTICLE 27            INTERMEDIARY
   ARTICLE 28            GOVERNING LAW
   ARTICLE 29            PARTICIPATION
   ARTICLE 30            SEVERAL LIABILITY NOTICE


ATTACHMENTS:

1.    NUCLEAR INCIDENT EXCLUSION CLAUSES - LIABILITY - REINSURANCE U.S.A/CANADA

2. NUCLEAR ENERGY RISKS EXCLUSION CLAUSE - REINSURANCE - 1994 (WORLDWIDE excluding U.S.A and CANADA)

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                       EXCESS CESSION REINSURANCE CONTRACT

PREAMBLE

This Contract is made and entered into between Darwin National Assurance Company, Darwin Select Insurance Company, Capitol Indemnity Corporation, Capitol Specialty Insurance Corporation, Platte River Insurance Company and/or any other associated, affiliated or subsidiary companies of Alleghany Insurance Holding LLC, but only in respect of business underwritten by Darwin Professional Underwriters Inc. of 9 Farm Springs Road, Farmington, Connecticut 06032 (NAIC Group Code 10472) (hereinafter referred to as "the Reassured") and the Reinsurers signatory hereto (hereinafter referred to as "the Reinsurers"), on the following terms and conditions:

                                    ARTICLE 1

BUSINESS REINSURED

This Contract applies to policies of insurance classified by the Reassured as Managed Care Organizations Errors and Omissions Liability.

It is understood and agreed all accounts covered hereon are to be approved prior to binding by the Darwin Professional Underwriters Chief Underwriting Officer, Senior Vice President of Underwriting or Healthcare Practice Leader.

For the purposes of this Contract, the terms "policy", "policies" or "original policies" as used herein shall be understood to mean all binders, policies, contracts, endorsements or other evidence of insurance issued in the name of the Reassured.

                                    ARTICLE 2

EXCLUSIONS

This Contract does not apply to and absolutely excludes the following:

1. Nuclear Incidents, in accordance with the attached Nuclear Incident Exclusion Clauses - Liability - Reinsurance - U.S.A./Canada.

2. Nuclear Energy Risks, in accordance with the attached Nuclear Energy Risks Exclusion Clause (Reinsurance) (1994) (Worldwide excluding U.S.A. and Canada).

3. All liability of the Reassured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund. "Insolvency Fund" includes any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reassured of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is

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      otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

4. Liability assumed by the Reassured as a Member or Reinsurer of any Pool, Association or Syndicate.

5.    Financial Guarantee and Insolvency Insurance.

6.    Surety Business.

7. Reinsurance Assumed Business, other than policies "fronted" by another carrier and individually underwritten by Darwin Professional Underwriters, Inc, and Inter-Company Pooling Arrangements.

8.    Retrospectively rated business.

9. Any account where the Reassured does not provide USD10,000,000 in underlying MCO E&O coverage on either a primary or on an underlying excess basis.

10. The following accounts: Aetna Inc., Cigna Corp., United Healthgroup Inc. and Wellpoint Inc..

It is understood and agreed that for all accounts submitted for special acceptance, the Reassured will provide to Reinsurers the following information only:

      -     A copy of the underwriting work-up on the account.

      -     An account loss history.

      - The terms, conditions and pricing of the program the Reassured expect to quote or have quoted already using their USD10,000,000 of net and treaty capacity.

      - The terms, conditions and pricing of all other carriers' underlying layers.

      - The terms, conditions and pricing that the Reassured propose to offer within this Contract.

Upon receipt of the above information, the Reinsurers will provide their underwriting decision on any account submitted for special acceptance within 2 working days it being understood that if not received within the allotted timeframe the account will be automatically approved and accepted under this Contract.

                                   ARTICLE 3

COVER, LIMIT AND RETENTION

This contract applies to all original policies coming within the scope of this Contact which are issued by the Reassured for limits up to USD10,000,000 each and every loss, each Insured, each

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policy/program excess of a minimum underlying of USD10,000,000 each and every loss, each Insured, each policy/program.

Reinsurers hereon to bear their proportional share of all loss adjustment and defense cost expenses, as per the original policy. Original policies may provide for costs inclusive or costs in addition coverage. Where coverage is issued on a costs inclusive basis, costs shall be included within the limit hereon. Where coverage is issued on a cost in addition basis, pro rata costs shall be payable in addition to the limit hereon.

The Reassured shall be at liberty to omit cessions hereunder, when they consider it in the best interests of the Reinsurers to do so.

The meaning of "each and every loss", "claim", "claim made" and "losses discovered" shall follow the definitions in the policies covered hereunder, as finally determined by the Reassured. The Reassured shall also be the determinant of what constitutes "each Insured", "each coverage", "each section" and "each policy".

Where the Reassured issues more than one policy to the same original insured covering the same class of business, (such as on a layered basis), then the combination of such policies shall be considered a program for the purposes hereof, as reasonably determined by the Reassured.

It is warranted that the Reassured shall retain not less than 10.0% of liability and premium in respect of each cession hereunder, net and unreinsured, except for internal reinsurance and/or Catastrophe Excess of Loss Reinsurance.

Notwithstanding any other provision of this Contract, the maximum recoverable hereon shall not exceed (for 100%) USD50,000,000.

                                   ARTICLE 4

TERRITORIAL SCOPE

This Contract shall cover wherever the original policies cover.

                                   ARTICLE 5

PERIOD

This Contract shall cover claims made on original policies issued or renewed during the period September 1, 2005 12:01 a.m. Standard Time to October 1st, 2006 12:01 a.m. Standard Time at the place and location of risks insured.

The maximum original policy period shall be 12 months plus odd time not to exceed 18 months in all, plus extended reporting period coverage or endorsements, as original. Such extended reporting period coverage or endorsements shall be limited to 36 months or so deemed, or such longer period as required by State Regulations.

                                  Page 5 of 30

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For the purposes of this Contract, any extension, discovery period or extended reporting endorsement attaching to a policy covered hereunder shall be considered as part of the period of the said policy, subject to the provision that a separate limit of liability will not apply in respect thereof.

Upon expiry of this Contract, policies in force at the effective time and date of expiration hereof shall continue to be covered hereunder until their individual natural expiration or termination dates, whichever sooner, including extensions, discovery periods or other similar extended reporting endorsements attaching to such policies. The Reassured may however, subject to agreement by Reinsurers hereon, terminate the liability of the Reinsurers for claims made or losses discovered, as applicable on or after the effective time and date of expiration hereof and, in such event, the unearned premium on all ceded policies attaching hereunder shall be returned to the Reassured by the Reinsurer less any ceding commission previously allowed on unearned premium.

                                   ARTICLE 6

SPECIAL TERMINATION CLAUSE

A. Either party may terminate this Contract upon 30 days notice in the event that the other party's surplus has been reduced by 30% or more of the amount of surplus at June 30th, 2005.

B. The Reassured may terminate the Reinsurer's participation hereon at any time by giving 30 days' prior written notice to the Reinsurer in the event that:

      (1) A State Insurance Department or other legal authority has ordered the subscribing Reinsurer to cease writing business; or

      (2) The subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership or proceedings have been instituted against the subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agents known by whatever name, to take possession of its assets or control of its operation; or

      (3) The subscribing Reinsurer has reinsured its entire liability under this Contract without the Reassured's prior written consent. However, the Reinsurer shall be at liberty to effect catastrophe excess and/or aggregate stop loss excess reinsurance; or

      (4) The subscribing Reinsurer has ceased assuming new and renewal treaty reinsurance business; or

      (5) The subscribing Reinsurer experiences a downgrading in their financial strength rating from Standard and Poor's Group below BBB or a downgrading in rating from A.M. Best Company below A-.

In the event of such termination, the liability of the Reinsurer shall be terminated as follows:

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Policies in force at the effective time and date of termination of this Contract shall continue to be covered hereunder until their individual expiration dates, including extensions, discovery periods or other such similar reporting endorsements or provisions attached thereto. For rating purposes, the applicable Original Gross Net Written Premium Income shall be calculated on policies issued or renewed from the inception date of this Contract to the effective time and date of termination of this Contract.

The Reassured may however terminate the liability of the Reinsurer for claims made or losses discovered, as original, after the effective time and date of termination of this Contract and, in such event, the unearned premium at the termination date applicable to in force policies, including extensions, discovery periods or other similar extended reporting endorsements or provisions attached thereto, shall be returned to the Reassured by the Reinsurer less any ceding commission previously allowed on unearned premium.

                                   ARTICLE 7

FOLLOW THE FORTUNES

This Contract shall be construed as an honorable undertaking between the Reassured and the Reinsurers and shall not be defeated by technical legal restrictions, it being the intention of this Contract that the fortunes of the Reinsurers shall follow in all respects the fortunes of the Reassured on all original policies and contracts of insurance ceded to this Contract.

It is understood however, that this Contract is a contract of reinsurance separate and distinct from the original policies issued by the Reassured. Except as provided for in INSOLVENCY OF THE REASSURED the Reinsurers will not, under any circumstances whatsoever, be directly liable to the original insureds.

                                   ARTICLE 8

EXCESS OF ORIGINAL POLICY LIMITS

In addition to the coverage afforded under COVER, LIMIT AND RETENTION should the Reassured incur additional liability as the result of an award in excess of their original policy limit as defined below, the Reinsurers shall accept the additional liability incurred solely on cessions made hereunder, up to an additional Contract limit in addition to any contractual loss hereunder (subject to the Reassured's 10.0% co-participation hereon), it being understood the maximum additional recoverable in respect of specific excess of original policy limits and extra contractual obligations coverage shall be USD10,000,000 any one claim. However, specific Excess of Original Policy Limits coverage afforded under the Reassured's underlying Excess of Loss and Excess Cession Reinsurance Contracts shall inure to the benefit of Reinsurers hereon. No separate underlying retention of USD10,000,000 shall apply to such additional Excess of Original Policy Limits coverage hereunder.

Awards in excess of the original policy limit are defined as contractual losses which the Reassured may be legally liable to pay, but in excess of the original policy limit, such losses in excess of the original policy limit having been incurred because of, but not limited to, the

                                  Page 7 of 30
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following: failure by the Reassured to settle within the original policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against an insured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any liability in excess of original policy limits is incurred by the Reassured shall be deemed, in all circumstances, to be the date the original claim was made or occurred.

However, this Article shall not apply where such awards in excess of original policy limit have been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Reassured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim.

                                   ARTICLE 9

EXTRA-CONTRACTUAL OBLIGATIONS

In addition to the coverage afforded under COVER, LIMIT AND RETENTION should the Reassured incur additional liability as the result of an award in respect of any extra-contractual obligations, as defined below, the Reinsurers shall accept the additional liability incurred solely on cessions made hereunder, up to an additional Contract limit in addition to any contractual loss hereunder (subject to the Reassured's 10.0% co-participation hereon), it being understood the maximum additional recoverable in respect of specific excess of original policy limits and extra contractual obligations coverage shall be USD$10,000,000 any one claim. However, specific Extra Contractual Obligations coverage afforded under the Reassured's underlying Excess of Loss and Excess Cession Reinsurance Contracts shall inure to the benefit of Reinsurers hereon. No separate underlying retention of USD10,000,000 shall apply to such additional Extra Contractual Obligations coverage hereunder.

"Extra-contractual obligations" are defined as those liabilities not covered under any other provision of this Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Reassured to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against an insured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any extra-contractual obligation is incurred by the Reassured shall be deemed, in all circumstances, to be the date the original claim was made or occurred.

Recoveries, collectibles or retentions from any other form of insurance or reinsurance including deductibles or self insured retentions that protect the Company against Extra Contractual Obligations shall inure to the benefit of the Reinsurers and shall be deducted from the total amount of Extra Contractual Obligations for purposes of determining the loss hereunder.

However, this Article shall not apply where such extra-contractual obligations have been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the

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Reassured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim.

                                   ARTICLE 10

PREMIUM

In consideration of the liabilities undertaken by the Reinsurers in accordance with the terms of this Contract, the Reassured shall pay to the Reinsurers their proportion of the Reassured's Original Gross Net Written Premium for limits attaching hereon, generated in accordance with the Increased Limit Factors (ILF's) established by the Reassured for each class of business covered hereunder.

All accounts covered hereunder will be subject to the following minimum premium criteria or so deemed:

      1. Any account with 2,500,000 or less enrollees - minimum USD12,500 per million of policy limit.

      2. Any account with 2,500,001 - 7,500,000 enrollees - minimum USD15,000 per million of policy limit.

      3. Any account with more than 7,500,000 enrollees - minimum USD25,000 per million of policy limit.

Reference to number of enrollees above shall be in respect of the number of enrollees at the time the account is bound.

                                   ARTICLE 11

CEDING COMMISSION

The Reinsurers shall allow the Reassured to deduct and retain for their own benefit as ceding commission the original acquisition costs plus 12.5% of ceded Original Gross Net Written Premium payable to the Reinsurers in accordance with the terms of the PREMIUM Article, not to exceed 22.5% in the aggregate for all cessions covered hereunder. A commission calculation will be prepared by the Reassured within 60 days of the expiry of this Contract, and in the event the commission charged exceeds the maximum allowed the difference will be returned to the Reinsurers with the commission calculation. There shall be a further adjustment 12 months after the expiry hereof.

                                   ARTICLE 12

ACCOUNTS AND REPORTS

Accounts shall be rendered quarterly in arrears. Premium and bordereaux of cessions shall be rendered by the Reassured within 45 days of the end of each calendar quarter, that is within 45 days of September 30, 2005 and quarterly thereafter.

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                                   ARTICLE 13

NOTICE OF LOSS AND LOSS SETTLEMENTS

The Reinsurers agree to abide by all loss settlements of the Reassured which at its sole discretion shall adjust, settle or compromise all losses and all such adjustments, settlements or compromises shall be binding upon Reinsurers subject to the terms, conditions and limitations of the original policies and this Contract.

The Reassured shall provide individual loss reports to the Reinsurers of all claims reserved at or above USD5,000,000, and in the event of loss settlements by the Reassured, the Reinsurers agree to settle to the Reassured their proportion of such loss settlements immediately upon receipt of satisfactory proof of loss.

Where the Reassured's original policies and/or specific coverage parts of their original policies provide for loss adjustment expenses in addition to limit, all loss adjustment expenses paid by the Reassured shall be apportioned in proportion to the respective interests in the loss of the parties hereto as such interests finally appear and shall be in addition to their share of the loss recoverable hereunder. In the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of the judgment, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the expense incurred in securing such final reduction or reversal shall be pro-rated between the Reinsurers and the Reassured in the proportion that each benefits from such reduction or reversal; and the expenses incurred up to the time and date of the original verdict or judgment shall be pro-rated in proportion to each party's interest in such verdict or judgment.

Notwithstanding the foregoing, in the event that the Reassured's original policies and/or specific coverage parts of their original policies are issued with loss adjustment expenses included within the original policy limit, such loss adjustment expenses shall be included as Loss for the purposes of recovery hereunder.

In the event of external legal or external adjustment expenses, including outside monitoring counsel expenses, which are incurred by the Reassured in connection with a claim or potential claim hereunder and which are not the subject of the Reassured's original policy, then Reinsurers shall also be liable for their proportion of such expenses in addition to their share of the loss recoverable hereunder.

The Reinsurers shall also accept additional liability, solely on cessions made hereunder, for legal expenses incurred in respect of coverage questions and legal actions in connection with a claim or potential claim hereunder (hereinafter referred to as "declaratory judgment and/or rescission expenses"). It being understood and agreed that:

      1. When there is no contractual loss, other than declaratory judgment and/or rescission expenses, the declaratory judgment and/or rescission expenses shall be considered a Loss for the purposes of recovery hereunder.

      2. When a contractual loss, exclusive of declaratory judgment and/or rescission expenses, is incurred hereunder, the Reinsurers shall be liable for their

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            proportionate share of such declaratory judgment and/or rescission expenses, as the respective interests in the loss of the parties hereto finally appear, up to an additional limit of this Contract in addition to any Loss recoverable hereunder.

Declaratory judgment expense as used in this Contract shall mean all expenses incurred by the Reassured in connection with declaratory judgment actions brought to determine the Reassured's defense and/or indemnification obligations that are allocable to specific policies and claims subject to this Contract. Any declaratory judgment expense shall be deemed to have been fully incurred by the Reassured on the date of the actual or alleged loss under the Reassured's policy giving rise to the action.

For the purposes of this Contract loss adjustment expenses shall include all expenses of litigation, including post judgment interest, but shall exclude the salaries of regular employees and all office expenses of the Reassured.

All salvages, recoveries or payments recovered or received subsequent to a loss settlement under this Contract shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto.

                                   ARTICLE 14

INTEREST PENALTY

The provisions of this Article shall not be implemented unless specifically invoked, in writing, by the Reassured or Reinsurer. The interest amounts provided for in this Article will apply to the Reinsurer or to the Reassured in the following circumstances:

      1. Loss payment owed by the Reinsurer to the Reassured shall have a due date to the Reassured of 45 calendar days following the date of the Reinsurer's receipt of the billing, but no later than 90 days from the Reassured's date of the billing.

      2. Payment of any premium installments shall be due to the Reinsurer within 30 calendar days of the date specified in this Contract. Any premium adjustments will be due by the debtor party within 60 calendar days of the date specified in this Contract.

      3. Payment of return premiums, commissions, profit sharing, or any other amounts not provided in paragraphs 1 or 2 above, shall be due by the debtor party within 60 calendar days of the due date specified in this Contract. If no due date is specified, the due date shall be 60 days following the date of the debtor party's receipt of the billing, but no later than 90 days from the creditor party's date of the billing.

      4. Failure by the Reinsurer or Reassured to comply with their respective payment obligations within the time periods as herein provided will result in a compound interest penalty payable at a rate equal to the 90 day Treasury Bill rate as published in the Money Rate Section or any successor section of THE WALL STREET JOURNAL on the first business day following the date a remittance

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            becomes due, plus 2% per annum, to be compounded and adjusted quarterly. Any interest which occurs pursuant to this Article shall be calculated by the party to which it is owed. The accumulation of the number of days that any payment is past due will stop on the date the Intermediary, where applicable, receives payment.

      5. The validity of any claim or payment may be contested under the provisions of this Contract. If the debtor party prevails in such action, there shall be no interest penalty due. Otherwise, any interest will be calculated and due as outlined above.

      6. If a Reinsurer advances payment of any claim it is contesting, and prevails such action, the Reassured shall return such payment plus pay interest on same, calculated as per the provisions of this Article.

      7. Any interest which occurs pursuant to this Article may be waived by the party to which it is owed. Further, any interest which is calculated pursuant to this Article that is USD100 or less shall be waived. Waiver of such interest, however, shall not affect the waiving party's right to similar interest for any other failure by the other party to make payment when due under this Article.

      8. Nothing in this Article shall diminish any legal remedies which either party may have against the other.

                                   ARTICLE 15

UNEARNED PREMIUM AND LOSS RESERVES

This Article applies only to those Reinsurers signatory hereto who do not qualify for credit under the regulations of the State insurance authorities or departments which have jurisdiction over the Reassured's reserves.

The Reassured agrees that when, for its Annual Convention Statement purposes, it files with the authorities or departments mentioned above or sets up in its books statutory reserves for known outstanding losses and allocated loss expenses reinsured by this Contract, for unearned premium in respect of business coming within the scope of this Contract, or for incurred but not reported losses (IBNR), hereinafter "The Stated Reserves", it shall forward to the Reinsurers a clear statement of the Reinsurers' proportion of The Stated Reserves detailing separately the amounts involved for known outstanding losses and allocated loss expenses and for unearned premium and IBNR, and also how those amounts are calculated. Reserves for IBNR shall be equal to the actual amount of IBNR carried on the books of the Reassured for statutory reporting purposes.

The Reinsurers, promptly upon receipt of the Reassured's statement, shall apply for, and secure delivery to the Reassured of, clean, irrevocable and unconditional Letters of Credit or such equivalent funding acceptable to the Reassured, for the benefit of the Reassured in amounts equal to their proportion of The Stated Reserves.

All Letters of Credit procured pursuant to this Contract shall be issued by a Bank which is a Member of the Federal Reserve and acceptable to the authorities or departments mentioned in the

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first paragraph of this Article current at the date of the Reassured's statement. Such Letter of Credit shall be in full conformity with the requirements of such authorities or departments.

Further, all such Letters of Credit shall be "Evergreen" in that they shall be issued for an initial period of not less than one year and shall be automatically extended for one year from their original expiration dates and subsequently from their extended expiration dates unless and until, at least thirty days before any expiration date, the issuing bank gives notice to the Reassured by registered mail that the issuing bank elects not to extend the life of the Letter of Credit in question beyond its forthcoming expiration date.

In consideration of the contract of the Reinsurers to furnish such Letters of Credit to the Reassured to enable it to obtain credit for the reinsurance provided under this Contract, the Reassured hereby undertakes to hold such Letters of Credit and the proceeds of any drawings made upon them in trust for the Reinsurers and to use and apply the proceeds of any such drawings for the following purposes only:

a. To pay the Reinsurers' share or to reimburse the Reassured for that share of any liability for loss or allocated loss expense reinsured by this Contract or for unearned premium in respect of business coming within the scope of this Contract;

b. To refund to the Reinsurers any balance by which the amount of the Letter of Credit exceeds the Reinsurers' proportion of any liability for loss or allocated loss expense reinsured by this Contract, incurred but not reported losses (IBNR) or for unearned premium in respect of business coming within the scope of this Contract.

c. In the event that one or more of the Reinsurers participating in the Letter of Credit gives timely notice of cancellation or non-renewal of their participation in the Letter of Credit and provided that the obligations secured by the Letter of Credit remain unliquidated and undischarged at the time of receipt by the Reassured of such notice, the Reassured shall create a cash deposit account, separate from its own assets, in an amount equal to the participation of the canceling or non-renewing Reinsurer(s) in the Letter of Credit. That cash deposit account may then be used as in subparagraphs a. and b. above. It is understood and agreed that this procedure may only be implemented before the expiry of the notice period in respect of cancellation or non-renewal and that if it is implemented, the Reassured will ensure that a rate of interest is obtained for the Reinsurers on such a deposit account that is at least equal to the rate which would be paid by Citibank N.A. in New York, and further that the Reassured will account to the Reinsurers on an annual basis for all interest accruing on the cash deposit account for the benefit of the Reinsurers.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of drawings made by the Reassured on the Letters of Credit issued under this Contract or in connection with the disposition of any funds so withdrawn, except to ensure that drawings are made only upon the order of properly authorized representatives of the Reassured.

All Letters of Credit procured for the Reassured under this Contract shall be adjusted at annual intervals, or more frequently as agreed (but never more frequently than quarterly), to reflect the current balance of the Reinsurers' proportion of the Reassured's known outstanding loss and allocated loss expense reserves and unearned premium reserves, and the Reassured shall produce a statement for this purpose detailed in the same way as the original statement on the basis of which such Letters of Credit were first issued. If the statement shows that the Reinsurers' proportion of such losses and allocated expenses, IBNR or unearned premium reserves exceeds the current amount of the Letters of Credit, the Reinsurers shall, within thirty days after receipt of the statement, secure the amendment of the Letters of Credit increasing their amount to the amount of the current balance of these items. If, however, the statement shows that the Reinsurers' proportion of the current balance of those items is less than the amount of the Letters of Credit the Reassured shall, within thirty days of receipt of a written request from the Reinsurers to do so, facilitate the release of the excessive security by authorizing the amendment of the Letters of Credit so as to reduce their amount to the current balance required.

All expenses incurred in the establishment or maintenance of such Letters of Credit shall be paid by the Reinsurers.

                                   ARTICLE 16

CURRENCY

The currency to be used for all purposes of this Contract shall be United States Dollars. All amounts paid or received by the Reassured in any other currency shall be converted into United States Dollars at the rates of exchange at which such transactions are converted in the books of the Reassured.

                                   ARTICLE 17

TAX PROVISIONS

The Reassured shall be liable for all taxes (except Federal Excise Tax) levied on it with respect to premiums payable to the Reinsurers hereunder. Federal Excise Tax applies only to those Reinsurers, excepting Underwriters at Lloyd's, London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.

To the extent that such premium is subject to Federal Excise Tax, the Reinsurers hereby agree to allow as a deduction from the premium, for the purpose of paying Federal Excise Tax, all applicable percentages of the premium payable hereon.

In the event of any return premium becoming due hereunder the Reinsurers will deduct all applicable percentages from the amount of the return, and the Reassured or its agents shall take steps to recover the tax from the Government of the United States of America.

In consideration of the terns under which this Contract is issued, the Reassured undertakes not to claim any deduction in respect of premium payable hereon when making tax returns, other than Income or Profits tax returns, to any fiscal authority of the United States of America or any State or Territory thereof.

                                   ARTICLE 18

INSOLVENCY OF THE REASSURED

Amounts due to the Reassured under this Contract shall be payable by the Reinsurers on the basis of the liability of the Reassured under the original policies reinsured hereunder without diminution because of the insolvency of any one or all of the Reassured Companies.

In the event of the insolvency of the Reassured, the Liquidator or Receiver or Statutory Successor of the Reassured shall give written notice to the Reinsurers of the pendency of any claim against the insolvent Reassured on the original policies reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceedings. During the pendency of such claim the Reinsurers may investigate such claim and intervene, at their own expense, in the proceedings where such claim is to be adjudicated and interpose any defense or defenses which they may deem available to the Reassured or its Liquidator or Receiver or Statutory Successor. The expense thus incurred by the Reinsurers shall be chargeable, subject to court approval, against the insolvent Reassured as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Reassured solely as a result of the defense so undertaken by the Reinsurers.

When two or more Reinsurers are involved in the same claim and a majority in interest elect to investigate the claim and/or to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the above paragraph as though such expense had been incurred by the Reassured.

Should the Reassured go into liquidation or should a receiver be appointed, the Reinsurers shall be entitled to deduct from any sums which may be or may become due to the Reassured under this Contract any sums which are due to the Reinsurers from the Reassured under this Contract and which are payable at a fixed or stated date, as well as any other sums due to the Reinsurers which are permitted to be offset under applicable law.

In the event of the insolvency of the Reassured, the amounts due to the Reassured under this Contract shall be payable by the Reinsurers directly to the Reassured or to its Liquidator, Receiver or Statutory Successor.

It is the mutual intent of the parties that, in the event of the insolvency of the Reassured, this Article shall be read to conform with the state or regulatory requirements of the jurisdiction in which the liquidation or receivership is conducted. In the event that any provision of this Article is in conflict with such state or regulatory requirements, then such provision shall be reformed to be in compliance with such state or regulatory requirements.

                                   ARTICLE 19

OFFSET

Each party hereto shall have, and may exercise in the event of insolvency of the other or the non-payment by the other of obligations when due hereunder, the right to offset any balance or balances whether on account of premiums, commissions, claims or losses, adjustment expenses, salvage or any amount due from that party to the other party hereto under this Contract only against any balance or balances due or to become due to the offsetting party from the other party under this Contract only. The terms of this Article shall apply separately to this Contract and to each successive renewal of this Contract.

                                   ARTICLE 20

DELAYS, ERRORS AND OMISSIONS

No inadvertent delay, error or omission shall be held to relieve either party hereto of any liability which would have attached to them under this Contract if such delay, error or omission had not been made, provided that rectification is made immediately upon discovery.

                                   ARTICLE 21

AMENDMENTS AND ALTERATIONS

The terms herein contained comprise the whole Contract between the Reassured and the Reinsurers and may only be changed in writing, signed by or on behalf of both parties.

                                   ARTICLE 22

ACCESS TO RECORDS AND CLAIMS REVIEW

All documents and records in the possession of the Reassured concerning this Contract shall be made available upon reasonable notice at the request of the Reinsurers for inspection at the Reassured's offices by the Reinsurers or their nominated representatives for the purposes of obtaining information concerning this Contract or the subject matter hereof.

Specifically, the Reinsurers shall be entitled to nominate a representative to assess the Reassured's claims and claims procedures.

For the avoidance of doubt, it is hereby expressly agreed that the rights given to the Reinsurers by this Article shall continue in effect notwithstanding the expiration of this Contract and shall be exercised at the Reinsurers' own expense.

                                   ARTICLE 23

ARBITRATION

As a condition precedent to any right of action hereunder, all disputes or differences arising out of or connected with this Contract (whether or not arising before or after expiration) its interpretation or implementation, shall be referred to arbitration in Farmington, Connecticut, U.S.A., the city in which the Reassured's principal office is located.

Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen stating the nature of the dispute and the remedy sought. Those Reinsurers involved in the dispute or other matter in controversy shall be considered as one party for the purpose of allocating the cost of the arbitration.

Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, within ten (10) days thereafter the two arbitrators will request the American Arbitration Association ("AAA") to appoint a third arbitrator with the qualifications set forth below in this Article without regard to the AAA's Commercial Arbitration Rules. If the AAA fails to appoint a third arbitrator within thirty (30) days after its receipt of the two arbitrators' request, either party may apply to a court of competent jurisdiction to appoint a third arbitrator with the qualifications set forth below in this Article. The third arbitrator will immediately notify each party of his selection. In the event of the resignation or death of any member of the arbitrator panel, a replacement will be appointed in the same manner as the resigning or deceased member was appointed.

Each arbitrator shall be an active or retired officer of an insurance or reinsurance company or Underwriter at Lloyd's London; no arbitrator shall have a personal or financial interest in the result of the arbitration, and shall not be a present or former officer, attorney, or consultant of the Reassured or the Reinsurer or either's affiliates.

The arbitrators shall interpret this Contract as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law, and shall make any award with a view to effecting the general purpose of this Contract in a reasonable manner with due regard to the custom and usage of the insurance and reinsurance business.

The arbitrators shall have full discretion to make such orders as they think fit in connection with all procedural matters in the Arbitration, including but not limited to the conduct of the reference by written or oral submissions, the production of documents, the examination of witnesses, and the imposition of time limits for the taking of necessary procedural steps. The arbitrators shall also have full discretion to make such orders as they think fit with regard to the payment of the costs of the Arbitration including attorneys' costs and fees.

If more than one Reinsurer is involved in the same dispute, all such Reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Reassured to each of the Reinsurers constituting the one party, provided that nothing herein shall impair the rights of such Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurers under the terms of this Contract from several to joint.

Any Award or order of the arbitrators or a majority thereof shall be binding on the parties and there shall be no right of appeal therefrom. For the purpose of enforcement of any Award, an action may be brought in any Court of competent jurisdiction.

Except as provided above, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association.

                                   ARTICLE 24

SERVICE OF SUIT

It is agreed that in the event of the failure of the Reinsurer to pay any amount awarded by the arbitration tribunal referred to in the Arbitration Clause herein, the Reinsurers hereon, at the request of the Reassured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of Reinsurers' rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Mendes & Mount, 750 Seventh Avenue, New York, New York 10019, and that in any suit instituted against any one of them upon this Contract, Reinsurers will abide by the final decision of such court or of any appellate court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Reinsurers in any such suit and/or upon the request of the Reassured to give a written undertaking to the Reassured that they will enter a general appearance upon Reinsurers' behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, Reinsurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reassured or any beneficiary hereunder arising out of this Contract of reinsurance, and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

                                   ARTICLE 25

CONFIDENTIALITY

The confidential nature of this Contract is acknowledged by all parties. Moreover, the Reinsurers will only disclose to third parties, such as regulators, auditors, rating agencies, shareholders, reinsurers and the like, such details of this Contract as are necessary to comply with their obligations to such third parties as part of their normal business practice.

It is a condition binding on Reinsurers hereon that they may not disclose any details of this Contract at any time to any other third party without the agreement of the Reassured.

                                   ARTICLE 26

REGULATORY COMPLIANCE

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any State in the United States, such provision shall be considered void in such State, but this shall not affect the validity or enforceability of any other provision of this Contract, or the validity or enforceability of such provision in any other jurisdiction.

                                   ARTICLE 27

INTERMEDIARY

Carvill America Incorporated is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications including notices, premiums, return premiums, commissions, taxes, losses, loss adjustment expenses, salvages and loss settlements relating thereto shall be transmitted to the Reinsurer or the Reassured through Carvill America Incorporated at The Pinnacle, 3455 Peachtree Road, N.E., Suite 375, Atlanta Georgia 30326. Payments by the Reassured to the Intermediary will be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary will be deemed only to constitute payment to the Reassured to the extent that such payments are actually received by the Reassured.

                                   ARTICLE 28

GOVERNING LAW

This Contract shall be governed by and construed in accordance with the laws of the State of Connecticut.

                                   ARTICLE 29

PARTICIPATION

This Contract obligates each of the Reinsurers for their proportion of the interests and liabilities set forth under this Contract, such proportions being shown in the attached Schedules.

                                   ARTICLE 30

SEVERAL LIABILITY NOTICE

The subscribing Reinsurers' obligations under contracts of reinsurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Reinsurers are not responsible for the subscription of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.

IN WITNESS WHEREOF the parties hereto have, by their duly authorized representative, executed this Contract as follows:

Signed in Farmington, Connecticut, this 19th day of January 2006.

For and on behalf of the Reassured:

Signed by:  /s/ Stephen Sills
            -----------------------------------------

Officers Title:  CEO
                 ------------------------------------

Print Name:  Stephen Sills
             ----------------------------------------

And for the Reinsurer(s) by means of and in accordance with the attached Schedule(s), which shall be considered to form an integral part of this Contract.